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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Patterson Dental Company 2001 Non-Employee Directors' Stock Option Plan and the Patterson Dental Company Employee Stock Ownership Plan or the Thompson Dental Company Employee Stock Ownership Plan of our report dated May 24, 2001, except Note 11 as to which the date is July 18, 2001, with respect to the consolidated financial statements and schedule of Patterson Dental Company included in its Annual Report (Form 10-K) for the year ended April 28, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP


Minneapolis, Minnesota
May 2, 2002